Exhibit 5.1

                              [Jones Day Letterhead]

                                September 8, 2003

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022

Ladies and Gentlemen:

      Re:   Omnicom Group Inc. - $600,000,000 Aggregate Principal
            Amount Zero Coupon Zero Yield Convertible Notes
            -----------------------------------------------------

      We have acted as counsel for Omnicom Group Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, (the "Act"). The Registration Statement and the prospectus included therein relate to the registration for resale of $600,000,000 aggregate principal amount of the Company's Zero Coupon Zero Yield Convertible Notes due 2033 (the "Notes") and the shares of the Company's Common Stock, par value $0.15 per share (the "Common Stock"), issuable upon conversion of the Notes. The Notes were issued pursuant to an indenture, dated June 10, 2003 (the "Indenture"), between the Company and JPMorgan Chase Bank, as trustee.

      In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the aggregate principal amount of Notes being registered for resale are validly issued and constitute valid and binding obligations of the Company; and (ii) the shares of Common Stock issuable upon conversion of the Notes are duly authorized and to the extent shares of Common Stock are issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, such shares of Common Stock will be validly issued, fully paid and nonassessable.

      Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York. We express no opinion with respect to the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the resale of the Notes and Common Stock under the Act and to the reference to us in the prospectus under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                          Very truly yours,

                                                          /s/ Jones Day